[GRAPHIC APPEARS HERE]	Application for Retirement Plan Services

Full legal name and address of Applicant:

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Name of corporation, organization or trust

_____________________________________________________________________
Address

_____________________________________________________________________
City/State/Zip

Type of Retirement Plan

As an authorized representative of the retirement plan named above, I request that Standard Insurance Company provide financial services pursuant to a group annuity contract, and, if applicable, administrative services, as specified on data sheets.

A check for $             payable to Standard Insurance Company is enclosed as a pre-payment of installation, financial and administration expenses. In the event that the contract is not adopted on behalf of the plan, this amount will be refundable less any reasonable expenses which Standard Insurance Company has incurred to the date that Standard is notified that the contract will not be adopted. Such expenses will include Standard’s employees’ time, printing, travel and other expenses as may be reasonably incurred. Amounts attributable to the initial premium will be allocated to the fixed account, separate account, or both pursuant to the contractowner’s instructions.

ALL BENEFITS PROVIDED BY THE GROUP ANNUITY CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO THE DOLLAR AMOUNT.

If I am signing on behalf of a corporation, organization or trust, I certify that I have been expressly authorized to do so.

Signature of Authorized Representative	Title

Print or Type Name of Authorized Representative	Date

[Insert Applicable State Fraud Warning]

Original to Standard Insurance Company